                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                  Registration No. 333-130789-03

STATEMENT REGARDING FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free
1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.
--------------------------------------------------------------------------------

2)

SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

The information contained in the attached materials (the "Information") may include various forms of performance analysis, security characteristics and securities pricing estimates for the securities described therein. Should you receive Information that refers to the "Statement Regarding Assumptions and
Other Information", please refer to this statement instead. The Information is illustrative and is not intended to predict actual results which may differ substantially from those reflected in the Information. Performance analysis is based on certain assumptions with respect to significant factors that may prove not to be as assumed. Performance results are based on mathematical models that use inputs to calculate results. As with all models, results may vary significantly depending upon the value given to the inputs. Inputs to these models include but are not limited to: prepayment expectations (econometric prepayment models, single expected lifetime prepayments or a vector of periodic prepayments), interest rate assumptions (parallel and nonparallel changes for different maturity instruments), collateral assumptions (actual pool level data, aggregated pool level data, reported factors or imputed factors), volatility assumptions (historically observed or implied current) and reported information
(paydown factors, rate resets, remittance reports and trustee statements).
Models used in any analysis may be proprietary, the results therefore, may be difficult for any third party to reproduce. Contact your registered representative for detailed explanations of any modeling techniques employed in the Information.

The Information may not reflect the impact of all structural characteristics of the security, including call events and cash flow priorities at all prepayment speeds and/or interest rates. You should consider whether the behavior of these securities should be tested using assumptions different from those included in the Information. The assumptions underlying the Information, including structure and collateral, may be modified from time to time to reflect changed facts and circumstances. Offering Documents contain data that is current as of their publication dates and after publication may no longer be accurate, complete or current. Contact your registered representative for Offering Documents, current
Information or additional materials, including other models for performance analysis, which are likely to produce different results, and any further explanation regarding the Information.

Any pricing estimates Bear Stearns has supplied at your request (a) represent our view, at the time determined, of the investment value of the securities between the estimated bid and offer levels, the spread between which may be significant due to market volatility or illiquidity, (b) do not constitute a bid by Bear Stearns or any other person for any security, (c) may not constitute prices at which the securities could have been purchased or sold in any market at any time, (d) have not been confirmed by actual trades, may vary from the value Bear Stearns assigns or may be assigned to any such security while in its inventory, and may not take into account the size of a position you have in the security, and (e) may have been derived from matrix pricing that uses data relating to other securities whose prices are more readily ascertainable to produce a hypothetical price based on the estimated yield spread relationship between the securities.

General Information: Bear Stearns and/or individuals associated therewith may have positions in these securities while the Information is circulating or during such period may engage in transactions with the issuer or its affiliates.
We act as principal in transactions with you, and accordingly, you must determine the appropriateness for you of such transactions and address any legal, tax or accounting considerations applicable to you. Bear Stearns shall not be a fiduciary or advisor unless we have agreed in writing to receive compensation specifically to act in such capacities. If you are subject to
ERISA, the Information is being furnished on the condition that it will not form a primary basis for any investment decision.
--------------------------------------------------------------------------------

3)

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF, OR
ATTACHED TO, THIS EMAIL COMMUNICATION RELATING TO

(1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER),

(2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT
BE UPDATED OR

(3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL

ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS,
DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF
THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

ISSUER (DEAL NAME)    BLOOMBERG STRUCTURED FINANCE SCAN
BLOOMBERG TICKER      BSCMS                                                              "BSFS FILE"
SERIES                06-PWR14                                              "BLOOMBERG STRUCTURED FINANCE SCAN"
SETTLE DATE MM/DD/YY  12/19/06
PAY DAY               11                                                     ?QUESTIONS? ?QUESTIONS? ?QUESTIONS?
RECORD DATE MM/DD/YY  01/10/07                                                             MESSAGE
PRICING SPEED         0% CPR                                                      MORTGAGES1@BLOOMBERG.NET
CLEAN-UP CALL %       1%                                                                     OR
CALL DATE             N/A                                                                   CALL
DEAL TYPE             COMMERCIAL REAL ESTATE                                           (609) 279-3360
LEAD MANAGER(S)       BS                                                     ?QUESTIONS? ?QUESTIONS? ?QUESTIONS?
CO-MANAGER(S)         MS                                 *PLEASE FILL OUT ALL RELEVANT INFORMATION TO HAVE DEAL ADDED TO BLOOMBERG*
TRUSTEE               LBN                                          *MUST ALSO SEND RED HERRING OR FINAL BLACK (PROSPECTUS)

     CLASS NAME                 A1              A2               A3              AAB              A4               A1A
-----------------------  ---------------  ---------------  --------------  ---------------  ---------------  ---------------

ID: CUSIP                   07388PAA9        07388PAB7       07388PAC5        07388PAD3        07388PAE1        07388PAF8
ID: ISIN                   US07388PAA93    US07388PAB76     US07388PAC59    US07388PAD33     US07388PAE16      US07388PAF80
ID: COMMON
ID: WPK NUMBER
RATING: MOODY
RATING: S&P                    AAA              AAA             AAA              AAA              AAA              AAA
RATING: FITCH                  AAA              AAA             AAA              AAA              AAA              AAA
CLASS SIZE               114,700,000.000  170,700,000.000  68,900,000.000  125,050,000.000  950,942,000.000  297,407,000.000
CURRENCY                       USD              USD             USD              USD              USD              USD
MATURITY DATE MM/DD/YY       12/01/38        12/01/38         12/01/38        12/01/38         12/01/38          12/01/38
DATED DATE MM/DD/YY          12/01/06        12/01/06         12/01/06        12/01/06         12/01/06          12/01/06
FIRST PAY DATE MM/DD/YY      01/11/07        01/11/07         01/11/07        01/11/07         01/11/07          01/11/07
WAL TO MATURITY              3.39427          4.94546         6.82354          7.19207          9.78069          9.05831
CLASS TYPE                     SEQ              SEQ             SEQ              SEQ              SEQ              SEQ
COUPON                        5.044            5.123           5.209            5.171            5.201            5.189
STEP BP
FLOATER INDEX
FLOATER SPREAD
FLOATER CAP OR AFC
FLOATER FLOOR
PAYMENT DELAY                  10                10               10               10              10               10
DAY COUNT                    30/360            30/360           30/360           30/360          30/360           30/360
PAYMENT FREQUENCY              M                 M                M                M               M                M
MIN PIECE/DENOMINATION       25000             25000            25000            25000           25000            25000
IS 144A?                       N                 N                N                N               N                N
IS REGS?
IS SMMEA?
COLLATERAL GROUP

     CLASS NAME                AM                AJ               B              C                D              E
-----------------------  ---------------  ---------------  --------------  --------------  --------------  --------------

ID: CUSIP                   07388PAG6        07388PAH4        07388PAL5      07388PAM3        07388PAN1      07388PAP6
ID: ISIN                  US07388PAG63      US07388PAH47    US07388PAL58    US07388PAM32    US07388PAN15    US07388PAP62
ID: COMMON
ID: WPK NUMBER
RATING: MOODY
RATING: S&P                    AAA              AAA              AA             AA-               A              A-
RATING: FITCH                  AAA              AAA              AA             AA-               A              A-
CLASS SIZE               246,815,000.000  222,132,000.000  46,278,000.000  24,682,000.000  37,022,000.000  21,596,000.000
CURRENCY                       USD              USD              USD           USD               USD            USD
MATURITY DATE MM/DD/YY      12/01/38          12/01/38        12/01/38        12/01/38        12/01/38        12/01/38
DATED DATE MM/DD/YY         12/01/06          12/01/06        12/01/06        12/01/06        12/01/06        12/01/06
FIRST PAY DATE MM/DD/YY     01/11/07          01/11/07        01/11/07        01/11/07        01/11/07        01/11/07
WAL TO MATURITY              9.89444           9.9653          9.97778        9.97778          9.97778        9.97778
CLASS TYPE                     SEQ              SEQ              SEQ            SEQ              SEQ            SEQ
COUPON                        5.243            5.273            5.333          5.372            5.412          5.461
STEP BP
FLOATER INDEX
FLOATER SPREAD
FLOATER CAP OR AFC
FLOATER FLOOR
PAYMENT DELAY                   10               10               10             10               10              10
DAY COUNT                     30/360           30/360           30/360         30/360           30/360          30/360
PAYMENT FREQUENCY               M                M                M              M                M               M
MIN PIECE/DENOMINATION        25000            25000            100000         100000           100000          100000
IS 144A?                        N                N                Y              Y                Y               Y
IS REGS?
IS SMMEA?
COLLATERAL GROUP

     CLASS NAME                 F              G                H              J              K              L              M
-----------------------  --------------  --------------  --------------  -------------  -------------  -------------  -------------

ID: CUSIP                   07388PAQ4      07388PAR2        07388PAS0      07388PAT8      07388PAU5      07388PAV3      07388PAW1
ID: ISIN                  US07388PAQ46    US07388PAR29    US07388PAS02    US07388PAT84  US07388PAU57    US07388PAV31  US07388PAW14
ID: COMMON
ID: WPK NUMBER
RATING: MOODY
RATING: S&P                   BBB+            BBB             BBB-            BB+            BB             BB-            B+
RATING: FITCH                 BBB+            BBB             BBB-            BB+            BB             BB-            B+
CLASS SIZE               24,681,000.000  24,682,000.000  24,681,000.000  9,256,000.000  6,170,000.000  9,256,000.000  3,085,000.000
CURRENCY                      USD             USD             USD             USD            USD            USD            USD
MATURITY DATE MM/DD/YY      12/01/38        12/01/38        12/01/38        12/01/38      12/01/38        12/01/38      12/01/38
DATED DATE MM/DD/YY         12/01/06        12/01/06        12/01/06        12/01/06      12/01/06        12/01/06      12/01/06
FIRST PAY DATE MM/DD/YY     01/11/07        01/11/07        01/11/07        01/11/07      01/11/07        01/11/07      01/11/07
WAL TO MATURITY              9.97778        9.97778          9.97778        9.97778        9.97778        10.00603      10.06111
CLASS TYPE                     SEQ            SEQ              SEQ            SEQ            SEQ            SEQ            SEQ
COUPON                        5.628          5.707          5.817499         4.971          4.971          4.971          4.971
STEP BP
FLOATER INDEX
FLOATER SPREAD
FLOATER CAP OR AFC
FLOATER FLOOR
PAYMENT DELAY                  10              10              10              10              10            10             10
DAY COUNT                    30/360          30/360          30/360          30/360          30/360        30/360         30/360
PAYMENT FREQUENCY              M               M               M               M               M             M              M
MIN PIECE/DENOMINATION       100000          100000          100000          100000          100000        100000         100000
IS 144A?                       Y               Y               Y               Y               Y             Y              Y
IS REGS?
IS SMMEA?
COLLATERAL GROUP

     CLASS NAME                N              O              P                X1                  X2                XW
-----------------------  -------------  -------------  --------------  -----------------  -----------------  -----------------

ID: CUSIP                  07388PAX9      07388PBR1      07388PAY7         07388PAJ0          07388PAK7          07388PBS9
ID: ISIN                  US07388PAX96  US07388PBR10    US07388PAY79     US07388PAJ03        US07388PAK75       US07388PBS92
ID: COMMON
ID: WPK NUMBER
RATING: MOODY
RATING: S&P                    B             B-              NR               AAA                AAA                AAA
RATING: FITCH                  B             B-              NR               AAA                AAA                AAA
CLASS SIZE               6,170,000.000  6,171,000.000  27,766,608.000  1,234,071,304.000  1,207,287,000.000  1,234,071,304.000
CURRENCY                      USD           USD             USD               USD                USD                USD
MATURITY DATE MM/DD/YY      12/01/38      12/01/38        12/01/38         12/01/38            12/01/38          12/01/38
DATED DATE MM/DD/YY         12/01/06      12/01/06        12/01/06         12/01/06            12/01/06          12/01/06
FIRST PAY DATE MM/DD/YY     01/11/07      01/11/07        01/11/07         01/11/07            01/11/07          01/11/07
WAL TO MATURITY             11.51818      13.55732        14.19298          8.79845            5.58252            8.79845
CLASS TYPE                    SEQ            SEQ            SEQ               IO                  IO                IO
COUPON                       4.971          4.971          4.971           0.049319            0.656384          0.691457
STEP BP
FLOATER INDEX
FLOATER SPREAD
FLOATER CAP OR AFC
FLOATER FLOOR
PAYMENT DELAY                 10             10             10                10                  10                10
DAY COUNT                   30/360         30/360         30/360            30/360              30/360            30/360
PAYMENT FREQUENCY             M              M              M                 M                   M                 M
MIN PIECE/DENOMINATION      100000         100000         100000            100000              100000            100000
IS 144A?                      Y              Y              Y                 Y                   Y                 Y
IS REGS?
IS SMMEA?
COLLATERAL GROUP